Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Contango Oil & Gas Company

Fort Worth, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238209, 333-235934, 333-239091, 333-250931, and 333-251499) and Form S-8 (No. 333-248866, 333-229336, 333-189302 and 333-170236) of Contango Oil & Gas Company of our report dated April 1, 2021, relating to the statement of revenues and direct operating expenses for the year ended December 31, 2020 of the oil and natural gas properties acquired by Contango Oil & Gas Company on February 1, 2021 from Grizzly Operating, LLC, which appears in this Form 8-K.

/s/ BDO USA, LLP

Houston, Texas

April 9, 2021